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Margita Thompson 818.676.7912 margita.thompson@healthnet.com	Angie McCabe 818.676.8692 angie.mccabe@healthnet.com

Molly Tuttle
916.351.5355

molly.tuttle@healthnet.com

DEPARTMENT OF DEFENSE INTENDS TO AWARD HEALTH NET
THE TRICARE NORTH CONTRACT

SACRAMENTO, Calif., May 5, 2010 – Health Net Federal Services, LLC (Health Net), a subsidiary of Health Net, Inc. (NYSE:HNT), announced that today the Department of Defense (DoD) notified the company that the DoD intends to award Health Net the new TRICARE North Region contract. Health Net currently is the managed care contractor for the TRICARE North Region.

“Health Net is honored to continue to serve our active duty, National Guard and Reserve members, and military retirees and their families in the North Region,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “I also want to take this opportunity to thank all of our associates who have continued to provide support for our TRICARE beneficiaries during the protest period.”

“We look forward to continuing our partnership with the DoD in providing services to support the health care needs of the military community,” said Steve Tough, president of Health Net’s Government & Specialty Services division, which includes Health Net Federal Services. “We expect minimal impact on beneficiaries as we move forward with the implementation of the new contract.”

The North Region under the new contract includes approximately 2.9 million TRICARE-eligible beneficiaries in the following states: Connecticut, Delaware, Illinois, Indiana, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin; the District of Columbia; and parts of Missouri, Kentucky and Iowa.

Health Net associates serve TRICARE beneficiaries in the North Region, with offices in California, Ohio, Pennsylvania, Rhode Island and Virginia. In addition, Health Net Federal Services currently manages more than 69 TRICARE Service Centers, which are located at military installations or within military treatment facilities. Since 2004, Health Net has doubled the number of physicians, medical groups, clinics and hospitals in its PRIME civilian network to approximately 151,000. Through this civilian provider network, Health Net directs care to these providers to support the military health care system.

For more than 22 years, Health Net has provided health care services to active duty and retired military service members and their families as well as National Guard and Reserve members. In 1988, Health Net began its work with the military community by providing services through what was previously known as the Civilian Health and Medical Program for Uniformed Services (CHAMPUS). Since 1988, Health Net has been awarded seven DoD contracts to provide health care support to the military community.

About Health Net Federal Services

Health Net Federal Services, LLC, a subsidiary of Health Net, Inc., has a long history of providing cost-effective, quality managed health care programs for government agencies, including the Departments of Defense and Veterans Affairs. As the managed care support contractor for the TRICARE North Region, Health Net provides health care services to nearly 3.0 million uniformed services beneficiaries, active and retired, and their families.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. The company’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 5.9 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at http://www.healthnet.com/. For more information on Health Net Federal Services, please visit http://www.healthnetfederalservices.com/.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, costs, fees and expenses related to the post-closing administrative services to be provided under the administrative services agreements entered into in connection with the sale of our Northeast business; potential termination of the administrative services agreements by the service recipients should we breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; health care reform; rising health care costs; continued recessionary economic conditions or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; unexpected utilization patterns or unexpectedly severe or widespread illnesses; membership declines; rate cuts affecting our Medicare or Medicaid businesses; litigation costs; regulatory issues; operational issues; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and the risks discussed in the company’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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